UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D. C. 20549

                               SCHEDULE 13G
                              (RULE 13D-102)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO RULES 13D-1(B)(C), AND (D) AND AMENDMENTS THERETO FILED
                         PURSUANT TO RULE 13D-2(B)

                              AMENDMENT NO. 1

                        BLOWOUT ENTERTAINMENT, INC.
                             (Name of Issuer)

                  COMMON STOCK, PAR VALUE $.01 PER SHARE
                      (Title of Class of Securities)

                                 095224101
                              (CUSIP Number)

                         DECEMBER 13, 1998
      (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-(c)

     [x] Rule 13d-1(d)

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE  PERSON

     Bill LeVine

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  Not Applicable

     (b)  Not Applicable

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

           NUMBER OF                    5        SOLE VOTING POWER
            SHARES
         BENEFICIALLY                            Not Applicable
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
                                        6        SHARED VOTING POWER

                                                 Not Applicable
                                        7        SOLE DISPOSITIVE POWER

                                                 Not Applicable
                                        8        SHARED DISPOSITIVE POWER

                                                 Not Applicable

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Not Applicable

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     Not Applicable

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Not Applicable

12   TYPE OF REPORTING PERSON

     IN

ITEM 1. (A) NAME OF ISSUER:

       BlowOut Entertainment, Inc.

       (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

       7700 NE Ambassador Place
       One Airport Center, 2nd Floor
       Portland, Oregon 97220

ITEM 2. (A) NAME OF PERSON FILING:

       Bill LeVine

       (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

       10850 Wilshire Boulevard, Suite 800
        Los Angeles, California 90024

       (C) CITIZENSHIP:

       United States

       (D) TITLE OF CLASS OF SECURITIES:

       Common Stock, par value $.01 per share

       (E) CUSIP NUMBER:

       095224 10 1

ITEM 3. STATEMENT FILED PURSUANT TO RULE 13D-L(B), OR 13D-2(B) OR (C).

       Not Applicable

ITEM 4. OWNERSHIP.

     (A) AMOUNT BENEFICIALLY OWNED:

     Not Applicable

     (B) PERCENT OF CLASS:

     Not Applicable

     (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (I)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE

               Not Applicable

          (II) SHARED POWER TO VOTE OR TO DIRECT THE VOTE

               Not Applicable

          (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

               Not Applicable

          (IV) SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF

               Not Applicable

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Mr. LeVine has ceased to be the beneficial owner of more than 5% of the outstanding Common Stock of this issuer.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable

ITEM 10.  CERTIFICATION.

          Not Applicable






SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 15, 1999


Bill LeVine
/S/ Bill LeVine